CROSSROADS CAPITAL PARTNERS LLC
                           1600 DOVE STREET, SUITE 300
                             NEWPORT BEACH, CA 92660



June 30, 1999




PRIVATE AND CONFIDENTIAL
------------------------


Mr. Paul M. Burrell
President, Chief Executive Officer, and Chairman
OutSource International, Inc.
1144 East Newport Center Drive
Deerfield Beach, FL 33442

Re:      Finder Services Agreement

Dear Paul:

This letter agreement sets forth the finder services to be provided by Crossroads Capital Partners LLC ("Crossroads") to OutSource International, Inc. (the "Company").

1. Engagement of Crossroads. The Company hereby engages Crossroads to act as a finder for financing transactions involving the Company and certain lenders or investors (the "Transaction"). These lenders and investors are set forth on Exhibit A hereto. Crossroads shall act on an exclusive basis with respect to the lenders and investors set forth on Exhibit A, as amended from time to time. Crossroads and the Company agree that Exhibit A may be amended from time to time by mutual agreement as additional financing sources are identified by Crossroads. In its capacity as finder, Crossroads agrees to assist the Company in attempting to secure the necessary financing and investment to complete a successful Transaction. The Company acknowledges and agrees that Crossroads is acting solely as a finder and that this engagement does not constitute an agreement by Crossroads or any of its affiliates to participate in providing any financing to the Company.

2. Transaction Fees and Expenses. The Company agrees to pay to Crossroads at closing of any Transaction a transaction fee (a "Transaction Fee") equal to the sum of (i) One Percent of any senior secured debt financing amounts (for a Transaction Fee of not less than $150,000), plus (ii) Four Percent of any subordinated or unsecured debt or equity investments (for a Transaction Fee of not less than $300,000).

         Direct out-of-pocket expenses incurred by Crossroads shall be separate and apart from the retainer and Transaction Fees and shall be payable on a monthly basis by the Company upon presentation of properly documented invoices.

3.       Disclosure.  In connection  with its engagement  hereunder,  Crossroads will  assist  the  Company  in  its  collection  and  dissemination  of necessary documents to be used in connection with the anticipated Transaction. The Company agrees to furnish Crossroads with all financial and other information concerning the Company and related matters (the "Information") which Crossroads may reasonably request or require for the timely completion of a Transaction. The Company represents that (i) all Information provided to Crossroads will be complete and correct in all material respects and will not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statement made in the Information not misleading, (ii) all historical financial data provided to Crossroads will be prepared and presented in accordance with generally accepted accounting principals (GAAP) then in effect in the United States and will fairly present the financial condition and operations of the Company, and (iii) any projections, financial or otherwise, provided to Crossroads will be prepared in good faith with a reasonable basis for assumptions and the conclusions reached therein and on a basis consistent with the Company's historical financial data. The Company will promptly notify Crossroads of any material adverse change, or any development that may lead to any material adverse change, in the business, operations, financial condition or prospects of the Company, or concerning any statement contained in the Information or any historical financial data provided to Crossroads which is not accurate or which is incomplete or misleading in any material respect. The Company acknowledges that Crossroads may rely, without independent verification, upon the accuracy and completeness of the Information and that Crossroads does not assume any responsibility therefor. The
         Company acknowledges and consents that Crossroads may share the Information with prospective lenders and investors who agree to be bound by the Confidentiality provisions as described in Section 4, below.

4. Confidentiality. Crossroads agrees to use all non-public Information provided to it by or on behalf of the Company solely for the purpose of locating sources for a Transaction and to treat all such information confidentially; provided, however, that nothing herein shall prevent Crossroads from disclosing any Information (i) to financing sources, who agree to treat it confidentially, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, (iii) upon the request or demand of any regulatory authority having jurisdiction over Crossroads, (iv) to the extent that the Information is or becomes publicly available other than by reason of Crossroads' disclosure, and (v) to Crossroads employees, officers, directors, independent contractors, legal counsel, or other agents or affiliates who need to know the Information and are informed of the confidential nature of such Information. Crossroads shall promptly advise the Company of any judicial or administrative action seeking the disclosure of the Information and shall cooperate with the Company in approving such disclosure or seeking a protective order.

5. Warranties and Indemnification. Crossroads neither expresses nor implies any warranties of its efforts to complete a Transaction. Crossroads has not offered any assurances that its efforts to complete a Transaction can or will be successful.

         Crossroads shall not be subject to any liability to the Company for any act or omission relating to, in connection with or arising out of services rendered hereunder, unless Crossroads' acts or omissions constitute malfeasance, gross negligence or the reckless disregard of Crossroads' obligations or duties hereunder. In furtherance of the foregoing, the Company agrees and covenants that it will not initiate any legal or administrative proceedings whatsoever against Crossroads relating to, in connection with or arising from the services rendered hereunder seeking more than the amount of the Transaction Fees actually paid to Crossroads. The Company releases, indemnifies and holds Crossroads harmless from and against any losses, claims, damages or liabilities ("Losses") to which Crossroads may become subject and shall reimburse Crossroads for any legal or other expenses (including the cost of any investigations and the hiring of any accountant or other experts) reasonably incurred by Crossroads relating to, in connection with or arising from the services rendered hereunder (including, without limitation, any Losses related to the Information provided to Crossroads by the Company), whether or not resulting in any liability, unless such Losses resulted in whole or in part from Crossroads' malfeasance, gross negligence or the reckless disregard of its obligations or duties hereunder.

6. Termination and Survival. The Company or Crossroads may terminate this letter agreement at any time upon giving 30 days prior written notice to the other party; provided, however, that the provisions of Sections 2, 4 and 5 of this letter agreement will all survive any termination or expiration of this letter agreement.

         Furthermore, the Company agrees that if within 24 months after termination of this letter agreement for any reason, it completes any Transaction with any of the lenders and investors set forth on Exhibit A (as amended), the Company shall pay to Crossroads an amount equal to the respective Transaction Fees specified in Section 2.

         Notwithstanding anything herein stated to the contrary, it is understood and agreed that should the Company enter into an agreement with Robert W. Baird & Co. Incorporated ("Baird") within ninety (90) days of the date hereof, pursuant to which agreement Baird will assist the Company in obtaining subordinated debt financing, then (a) this letter agreement shall thereupon terminate pursuant to Section G, and
         (b) the parties will enter into a new arrangement on mutually acceptable terms.

7. Inspection of Books and Records. The Company agrees that Crossroads and its agents shall have the right, upon not less than ten business days' prior written notice, to inspect, audit and copy, at Crossroads' cost, all of the Company's books and records relative to calculation of the Transaction Fee. If the inspection shall reveal that the Transaction Fee was underpaid, then the Company shall forthwith pay the full amount of the underpayment to Crossroads. If the inspection shall reveal that the Transaction Fee was overpaid, then Crossroads shall forthwith pay the full amount of the overpayment to the Company. If the inspection shall reveal that the Transaction Fee has been underpaid by more than 10%, the Company agrees to pay the full cost of the inspection and audit of its books and records, together with interest on the amount of the underpayment from the date the Transaction Fee was due at the prime or reference rate established by Bank of America, N.A. from time to time during such period.

8. Amounts Not Paid. All amounts not paid when due will bear interest at an annual rate of 12% or the maximum rate allowed by law, whichever is greater.

9. Announcements. The Company agrees that, upon completion of any financing Transaction contemplated hereby, Crossroads shall have the right to place advertising notices or announcements in financial and other newspapers or journals, all at Crossroads' own expense, describing Crossroads services to the Company. Crossroads will submit a copy of any such announcement or notice to the Company for its prompt review and approval prior to placing any such announcement or notices.

10. Governing Law and Jurisdiction. This letter agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof.

11. Agreement to Mediate / Arbitrate. The parties agree to mediate any dispute or claim arising out of or related to this letter agreement or any resulting Transaction before resorting to arbitration or court action. Mediation is a process by which parties attempt to resolve a dispute or claim by submitting it to an impartial, neutral mediator, who is authorized to facilitate the resolution of the dispute, but who is not empowered to impose a settlement on the parties. Mediation fees, if any, shall be divided equally among the parties involved. Evidence of anything said, any admission made, and any documents prepared, in the course of the mediation, shall not be admissible in evidence, or subject to discovery in any arbitration or court action. If either party commences an arbitration or court action based on a dispute or claim to which this paragraph applies without first attempting to resolve the matter through mediation, then in the discretion of the arbitrator(s) or judge, that party shall not be entitled to recover attorneys' fees, even if they would otherwise be available to that party in any such arbitration or court action. The parties agree that any dispute or claim in law or equity arising out of or related to this letter agreement, which is not settled through mediation, shall be decided by neutral, binding arbitration and not by court action, except as provided by law for judicial review of arbitration proceedings. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party in any arbitration shall be responsible for its own attorneys' fees and costs. Notwithstanding any of the above, the Company may seek injunctive relief in a court of law without first having to mediate or arbitrate to enforce the confidentiality provisions of this letter agreement.

12 Entire Agreement. This letter agreement shall constitute the entire agreement between the parties. This letter agreement may be executed via facsimile transmission, and may be executed in separate counterparts, each of which shall be deemed to be an original, all of which together shall constitute a single instrument. This letter agreement may not be amended, modified, supplemented or waived, except in writing. No waiver of any provision of this letter agreement shall be deemed or shall constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver.

         If the foregoing correctly sets forth the understanding and agreement between Crossroads and the Company, please sign in the space indicated below.

                                       CROSSROADS CAPITAL PARTNERS LLC

                                       By:  /S/ Mark D. Barbeau
                                             ----------------------------------
                                            Mark D. Barbeau, Principal

AGREED AND ACCEPTED:
OUTSOURCE INTERNATIONAL, INC.


By:  /S/ Paul M. Burrell
     -------------------------------------------
     Paul M. Burrell, President, Chief Executive
     Officer, and Chairman

Date:

                                    Exhibit A
                                     Updated




 .       Allied Capital

2.       Antares Leveraged Capital Corp.

3.       DDJ Capital Management

4.       IBJ Whitehall

5.       Imperial Capital

6.       ING Capital

7.       Levine Leichtman Capital Partners

8.       Mellon Ventures

9.       Oaktree Capital Management

10.      Pacific Mezzanine Investors

11.      Rice Sangales Toole & Wilson

12.      TCW/Crescent Mezzanine

13.      William Blair Mezzanine Capital Partners

14.      PNC Equity Mgmt Group

15.      Lincoln Investment

16.      Foothill Capital (Paragon)

17.      Hampshire Capital

18.      Bonderman - Hallifax

Exhibit A is amended to mean the above parties and their investment affiliates.